EXHIBIT 99.1

                     Contact:     Glen  Y.  Sato
                                  Chief  Financial  Officer
                                  Exelixis,  Inc.
                                  (650)  837-7565
                                  gsato@exelixis.com
                                  ------------------

                        EXELIXIS ANNOUNCES FOURTH QUARTER
                         AND YEAR END FINANCIAL RESULTS

SOUTH SAN FRANCISCO, Calif. - March 20, 2002 - Exelixis, Inc. (Nasdaq: EXEL) today reported financial results for the quarter and year ended December 31, 2001.

For the quarter ended December 31, 2001, the company reported a pro forma net loss of approximately $12.7 million, or $0.26 per share, excluding non-cash charges for stock compensation expense, impairment of goodwill, acquired in-process research and development and amortization of goodwill and intangibles. For the fourth quarter of 2000, the pro forma net loss was approximately $7.7 million, or $0.18 per share, excluding non-cash charges. Including non-cash charges, the company reported a net loss of $18.3 million, or $0.38 per share, for the quarter ended December 31, 2001, compared to a net loss of $48.1 million, or $1.13 per share, in the fourth quarter of 2000.

For the year ended December 31, 2001, the company reported a pro forma net loss of approximately $49.4 million, or $1.06 per share, excluding non-cash charges for stock compensation expense, impairment of goodwill, acquired in-process research and development and amortization of goodwill and intangibles. For the year 2000, pro forma net loss was $22.9 million, or $0.61 per share. Including non-cash charges, the company reported a net loss of $71.2 million, or $1.53 per share, for the year ended December 31, 2001, compared to a net loss of $75.3 million, or $2.43 per share, in 2000.

At December 31, 2001, cash and investments totaled approximately $227.7 million, compared to $112.6 million at December 31, 2000. The company received approximately $109.6 million in cash and investments from the acquisition of Genomica Corporation. Cash burn for the year was approximately $41.5 million.

For the quarter ended December 31, 2001, total revenues were approximately $12.8 million, compared to $7.1 million for the same period of 2000. Total revenues for the year ended December 31, 2001 were approximately $41.0 million, compared to $24.8 million for 2000. The increase in revenues was primarily driven by corporate collaborations established in 2001 with Protein Design Labs and Bristol-Myers Squibb, additional revenue under the Pharmacia arrangement that reached completion in February 2002 as previously announced and increased research funding under existing corporate collaborations. In addition, the 2001 periods include revenues from Agrinomics resulting from the December 2000 acquisition of Agritope, Inc.

Research and development expenses for the fourth quarter of 2001 were $21.8 million, excluding stock compensation expense of $1.1 million, compared to $13.3 million, excluding stock compensation expense of $1.1 million, for the equivalent period of 2000. Research and development expenses for 2001 were $77.7 million, excluding stock compensation expense of $5.0 million, compared to $42.3 million, excluding stock compensation expense of $9.4 million, for 2000. The increase in both periods was driven primarily by increased staffing and expansion of facilities to expand core research programs, support new collaborative agreements and expand our drug discovery operations, as well as the ongoing expenses associated with our acquisitions.

General and administrative expenses for the fourth quarter of 2001 totaled approximately $4.1 million, excluding stock compensation expense of $0.4 million, compared to $3.3 million, excluding stock compensation expense of $0.9 million, for the fourth quarter of 2000. General and administrative expenses for 2001 totaled approximately $16.8 million, excluding stock compensation expense of $2.4 million, compared to $11.1 million, excluding stock compensation expense of $4.6 million, for 2000. The increase in both periods was driven primarily by costs associated with recruitment, facilities expansion and growth in our research and development operations as well as the ongoing expenses associated with acquisitions.

"We believe that the fourth quarter of 2001 marked the culmination of a highly productive year in which we significantly strengthened our company. We built critical mass in drug discovery, established important new corporate partnerships as well as met milestones in existing collaborations, executed strategic acquisitions, strengthened our balance sheet, added depth and breadth to our management team and advanced our evolution into an integrated drug discovery and development company," said George A. Scangos, president and chief executive officer of Exelixis, Inc. "Today, we are focusing our resources on the assets in our development pipeline. We are continuing IND-enabling studies on lead compounds emerging from our own research programs that we anticipate will provide the basis for filing additional INDs based on our proprietary platform. At the same time, we are continuing to pursue other strategic initiatives that will help to move us toward the goal of bringing important new medicines to patients in need."

In response to recent guidance issued by the Securities and Exchange Commission, we have included on the attached financial tables our actual results for the quarters and years ended December 31, 2001 and December 31, 2000 prepared in accordance with generally accepted accounting principles. These results include all non-cash charges such as amortization of deferred stock compensation as well as charges from our acquisitions of Genomica Corporation, Artemis Pharmaceuticals GmbH and Agritope, Inc., including amortization of purchased intangibles, charges for acquired in-process technology and impairment of goodwill.

Full-Year  Highlights
---------------------

- A major achievement in 2001 was the establishment of a broad new research collaboration with Bristol-Myers Squibb to discover a new generation of cancer drugs, which provided for alternate selection of promising targets identified in Exelixis' target validation program, as well as a royalty-free license to a Phase II cancer compound, DEAE rebeccamycin. The in-licensing of DEAE rebeccamycin, which has completed Phase I trials and is in ongoing NCI-sponsored Phase II trials, effectively catalyzed the establishment of the company's clinical development capabilities.

- Exelixis also established a collaboration with Protein Design Labs designed to discover and develop humanized antibodies for the diagnosis, prevention and treatment of cancer. The alliance combines Exelixis' model organism genetics technology and PDL's humanized antibody technology, manufacturing and clinical development expertise with the goal of developing new antibody drug candidates. During 2001, Exelixis delivered several targets to PDL as anticipated, demonstrating the productivity and quality of Exelixis' target identification and validation programs. Under the agreement, Exelixis retains the right to co-fund development of antibodies resulting from the collaboration.

- Exelixis' internal combinatorial chemistry and high-throughput screening programs matured quickly and broadly in 2001, providing the technological base for establishing new collaborations. In this context, the company also established four chemistry collaborations to jointly design custom high-throughput screening compound libraries. The collaborators are Elan Pharmaceuticals, Scios, Cytokinetics and Schering-Plough Research Institute, and each pays Exelixis a technology access fee plus a per-compound fee. In each arrangement, each company retains rights to use the compounds in its own unique drug discovery programs and in collaborative efforts with third parties. Exelixis has built a compound library approaching two million compounds and is synthesizing more than 40,000 new compounds per week. The company conducted more than 20 high-throughput screens in 2001, an achievement that is comparable to screening efforts in a specific therapeutic area for larger pharmaceutical companies.

- Exelixis made significant progress in its internal drug discovery programs, building a pipeline of research and pre-clinical candidates that represent diverse and potentially novel compounds directed against important cancer targets. The company is currently evaluating several lead compounds in IND-enabling preclinical studies. The company remains confident that its goal of filing two INDs per year beginning in 2003 is achievable.

- Consistent with Exelixis' strategy of acquisition of products and technology, Exelixis acquired Artemis Pharmaceuticals GmbH, thus solidifying its ownership of and access to a broad complement of advanced vertebrate model genetic systems technology (mice and zebra fish) and formalizing the existing close business and scientific collaboration with this innovative company.

- Exelixis acquired Genomica Corporation, a publicly-traded bioinformatics company, in a stock-for-stock transaction for which Exelixis issued approximately 6.9 million shares of Exelixis common stock at a price of $15.89 per share. The transaction enabled Exelixis to add approximately $110 million in cash, cash equivalents and investments to its balance sheet. The company will selectively use the Genomica software for its internal programs and intends to locate a third-party software company to undertake the third-party software business.

- Exelixis continued its successful agricultural collaborations with Bayer, Aventis CropSciences and Dow AgroSciences, garnering milestone payments.
Exelixis' agrichemicals strategy continues to be an important revenue diversification and risk reduction strategy for the company as a complement to its pharmaceutical research and development capabilities.

- Exelixis continued to strategically expand its pharmaceutical development infrastructure as well as its senior management team through the hiring of seasoned professionals with extensive biotechnology and pharmaceutical experience. In July 2001, Exelixis named Jeffrey R. Latts, M.D., senior vice president and chief medical officer, to establish and build the company's clinical development team for its pipeline of proprietary compounds. In the first quarter of 2002, Dr. Latts added several experienced regulatory, oncology and development professionals to his team, including Kimberly Manhard, vice president, regulatory affairs. Earlier in 2002, Exelixis named Jane Green as vice president, corporate communications, to extend the company's outreach to investors and other key stakeholders, and Robert M. Myers as executive vice president, pharmaceuticals, to advance the company's evolution into a pharmaceutical company.

Outlook  for  2002
------------------

The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. Except as expressly set forth below, these statements do not include the potential impact of any mergers, acquisitions or other business combinations that may be closed or entered into after December 31, 2001.

With respect to financial expectations for 2002, assuming the closing of three new collaborations during the year, Exelixis anticipates that revenues will increase in the range of 20 to 25% from 2001, and that operating expenses, excluding non-cash charges, will increase in the range of 40 to 50%. For 2002, our anticipated cash burn is expected to be in the range of $68 to 73 million, including approximately $18 to 20 million in capital expenditures worldwide. The increase in cash burn is expected to be principally related to investments in drug discovery, including clinical development and manufacturing as well as support of a worldwide research infrastructure. The company's cash balance at the end of 2002 is expected to exceed $154 million.

Stock compensation expense for the year is anticipated to total approximately $6.2 million.

With respect to financial expectations for the first quarter of 2002 compared to fourth quarter 2001, we expect our revenues to decline slightly due to the February 2002 completion of the Pharmacia arrangement as previously announced, and our operating expenses, excluding non-cash charges, to increase by 15 to 20% levels.

For reference, "cash burn" is the sum of the net cash used in operating activities; plus purchases of property and equipment, net of proceeds from sale-leaseback of equipment; plus principal payments on capital lease obligations and notes payable, as derived from our Consolidated Statements of Cash Flows.

Exelixis, Inc. (Nasdaq: EXEL) is a leading genomics-based drug discovery company focused on product development through its expertise in comparative genomics and model system genetics. These technologies provide a rapid, efficient and cost effective way to move from DNA sequence data to knowledge about the function of genes and the proteins they encode. The company's technology is broadly applicable to all life sciences industries, including pharmaceutical, diagnostic, agricultural biotechnology and animal health. Exelixis has partnerships with Aventis CropScience, Bayer, Bristol-Myers Squibb, Elan Pharmaceuticals, Protein Design Labs, Schering-Plough Research Institute, Scios, Dow AgroSciences and Cytokinetics, Inc. and is building its internal development program in the area of oncology. For more information, please visit the company's web site at www.exelixis.com.
                          ----------------

This press release contains forward-looking statements, including without limitation the matters discussed in the "Outlook" section. These forward-looking statements are based upon Exelixis' current expectations. Forward-looking statements involve risks and uncertainties. Exelixis' actual results and the timing of events could differ materially from those anticipated in its forward-looking statements as a result of many factors, including Exelixis' ability to enter into new collaborations, continue existing collaborations and receive milestones and royalties derived from future products developed from its research efforts under collaborative agreements; the rate of growth, if any, in license and contract revenues; the timing and level of expenses associated with the growth of proprietary programs; the ability to successfully identify and develop compounds against proprietary cancer targets; the amount and timing of investments in manufacturing and clinical development of DEAE rebeccamycin currently in Phase II clinical studies that was acquired in July 2001; and the timing of the filing for and investment in our initial proprietary small molecule IND. These and other risk factors are discussed under "Risk Factors" and elsewhere in Exelixis' Annual Report on Form 10-K for the year ended December 31, 2001 and other SEC reports. Exelixis expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Exelixis  and  the  Exelixis  logo  are  registered  U.S.  trademarks.

                                       ###

                                 EXELIXIS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share amounts)


                                                 Three Months Ended December 31,          Years Ended December 31,
                                                 -------------------------------          ------------------------
                                                      2001             2000                  2001          2000
                                                 --------------   --------------          ----------    ----------
                                                            (unaudited)

Revenues:
Contract and government grants                     $  9,869         $  6,078               $ 33,518      $ 20,983
License                                               2,924              996                  7,488         3,776
                                                 --------------   --------------          ----------    ----------
Total revenues                                       12,793            7,074                 41,006        24,759
                                                 --------------   --------------          ----------    ----------
Operating expenses:
Research and development                             21,797           13,297                 77,696        42,252
Selling, general and administrative                   4,129            3,316                 16,806        11,089
Impairment of goodwill                                2,689                -                  2,689             -
Amortization of goodwill and intangibles              1,419              260                  5,092           260
Acquired in-process research and development              -           38,117                  6,673        38,117
Stock compensation expense                            1,507            1,963                  7,364        14,022
                                                 --------------   --------------          ----------    ----------
Total operating expenses                             31,541           56,953                116,320       105,740
                                                 --------------   --------------          ----------    ----------

Loss from operations                                (18,748)         (49,877)               (75,314)      (80,981)

Other income (expense):
Interest and other income                             1,205            1,917                  6,314         6,248
Interest expense                                       (726)            (191)                (2,186)         (679)
                                                 --------------   --------------          ----------    ----------
Total other income                                      479            1,726                  4,128         5,569
                                                 --------------   --------------          ----------    ----------
Minority interest in subsidiary net loss                  -              101                      -           101
                                                 --------------   --------------          ----------    ----------
Net loss                                           $(18,269)        $(48,052)              $(71,186)     $(75,311)
                                                 ==============   ==============          ===========   ==========
Basic and diluted net loss per share               $  (0.38)        $  (1.13)              $  (1.53)     $  (2.43)
                                                 ==============   ==============          ===========   ==========
Shares used in computing basic and diluted
    net loss per share                                48,394          42,417                 46,485        31,031
                                                 ==============   ==============          ===========   ==========

==================================================================================================================
                              Pro Forma Net Loss and Earnings per Share Excluding Non-Cash Items (1)

Net loss excluding non-cash charges for
stock compensation, amortization of goodwill and
intangibles, impairment of goodwill and acquired
in-process research and development                $(12,654)        $ (7,712)              $(49,368)     $(22,912)
                                                 ==============   ==============          ===========   ==========
Pro forma basic and diluted net loss per share
excluding non-cash charges                         $  (0.26)        $  (0.18)              $  (1.06)     $  (0.61)
                                                 ==============   ==============          ===========   ==========
Shares used in computing pro forma basic
    and diluted net loss per share excluding
    non-cash charges                                 48,394           42,417                 46,485        37,630
                                                 ==============   ==============          ===========   ==========

(1) These pro forma amounts are intended to illustrate the Company's operating results excluding non-cash charges, including  (a)  amortization of deferred stock compensation and (b) amortization of purchased intangibles, charges for acquired in-process technology and impairment of goodwill related to our acquisitions of Genomica Corporation,
Artemis  Pharmaceuticals GmbH and Agritope, Inc. These measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from pro forma measures used by other companies.  In addition,  shares  used  in  computing  pro  forma  basic and diluted net loss per share include convertible stock outstanding  during  2000  using  the  if-converted  method from the original date of issuance until the date such shares  were  converted  to  common  shares  in  the  company's  initial  public  offering.


                                  EXELIXIS, INC.
                       CONSOLIDATED BALANCE SHEET DATA (2)
                                  (in thousands)

                                                                  December 31,
                                                               ------------------
                                                                 2001      2000
                                                               --------  --------
Cash, cash equivalents & short-term investments                $227,700  $112,552

Working capital                                                 194,243    95,519

Total assets                                                    346,614   204,914

Stockholders' equity                                            237,220   162,734


(2)Derived from the audited consolidated financial statements